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                                                                     Exhibit 8.1

                       [Letterhead of Goodwin Procter LLP]






May 9, 2002



Chittenden Corporation
Chittenden Capital Trust I
Two Burlington Square
Burlington, Vermont 05401

Ladies and Gentlemen:

     We have acted as counsel for Chittenden Corporation, a Vermont corporation (the "Company), and Chittenden Capital Trust I, a Delaware business trust (the "Trust"), in connection with the issuance by the Trust of up to 4,000,000 shares of its Capital Securities, liquidation amount $25.00 per security, aggregate liquidation amount $100,000,000, representing undivided beneficial interests in the assets of the Trust (the "Capital Securities"). The Capital Securities are being offered pursuant to a prospectus and prospectus supplement (the "Prospectus Supplement") contained in a registration statement on Form S-3 (File Nos. 333-87586, 333-87586-01, 333-87586-02 and 333-87586-03) filed with the
Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, by the Company, the Trust, Chittenden Capital Trust II, and Chittenden Capital Trust III which relates to the sale from time to time of an indeterminate amount of securities, having a maximum aggregate public offering price of up to $350,000,000 (the "Registration Statement").

     The Capital Securities will be guaranteed (the "Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, a Guarantee Agreement to be entered into between the Company and The Bank of New York, as guarantee trustee, for the benefit of the holders of the Capital Securities, the form of which was filed as an exhibit to the Registration Statement (the "Guarantee Agreement").

     In connection with the issuance of the Capital Securities, the Trust will also issue its common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities"), which the Company will purchase from the Trust.

     The Capital Securities and the Common Securities will be issued pursuant to an Amended and Restated Trust Agreement to be entered into among the Company, as sponsor, and the trustees of the Trust, the form of which was filed as an exhibit to the Registration Statement (the "Trust Agreement").

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Chittenden Corporation
Chittenden Capital Trust I
May 9, 2002
Page 2


     The entire proceeds from the sale of the Capital Securities and the Common Securities are to be used by the Trust to purchase Junior Subordinated Debentures due 2032 (the "Debentures") to be issued by the Company pursuant to the Junior Subordinated Indenture to be entered into between the Company and The Bank of New York, as trustee, the form of which was filed as an exhibit to the Registration Statement (the "Indenture").

     In connection with the opinions expressed herein, we have examined and relied upon originals or copies of the following: (1) the Registration Statement; (2) the Certificate of Trust relating to the Trust filed with the State of Delaware on April 30, 2002; (3) the Trust Agreement; (4) the Guarantee Agreement; (5) the Indenture; (6) the form of the Debentures; and (7) the form of the Capital Securities. We also have relied upon certain statements and representations made to us by the Company in connection with the preparation of this opinion. In addition, we have examined originals and copies of such records of the Company and the Trust and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In such examination we have assumed the genuineness of all signatures, the authority of each signatory, the due authorization, execution and delivery of all documents by all parties, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have further assumed the absence of any documents or agreements not specifically noted in this opinion, and the absence of any amendments or modifications that have not been provided to us with respect to documents noted in this opinion, that could be material to the conclusions of the opinion.

     The opinions expressed herein are conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and factual representations made by the Company. We have assumed that the transactions related to the issuance of the Capital Securities, the Common Securities, the Debentures and the Guarantee will be consummated in the manner contemplated in the Registration Statement.

     The discussion and conclusions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder (the "Treasury Regulations"), and existing administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future, including as a result of the proposed legislation described under "United States Federal Income Tax Consequences -- Possible Tax Law Changes" in the Prospectus Supplement. Further, we note that there is no authority directly on point dealing with securities such as the Debentures and the Capital Securities or transactions of the type described herein, and there can be no assurances that any of

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Chittenden Corporation
Chittenden Capital Trust I
May 9, 2002
Page 3


the opinions expressed herein would be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based solely on the foregoing, it is our opinion that under current United States federal income tax law:

     (i) the Trust will be classified as a grantor trust and not as an association taxable as a corporation; and

     (ii) the Debentures will be treated as indebtedness for United States federal income tax purposes.

     The foregoing opinion is based upon, and limited to, (i) the facts described, and the assumptions made, herein and (ii) federal laws of the United States of America as contained in the Code, the Treasury Regulations, administrative decisions and court decisions as in effect on the date hereof. We express no opinions other than the opinion expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with our opinion. Although we believe that our opinion would be sustained if challenged, there can be no assurances to this effect. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes to the facts stated as assumed herein or any subsequent changes in applicable law.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to us under the headings "United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus Supplement.

                                              Very truly yours,

                                              /s/ GOODWIN PROCTER LLP

                                              GOODWIN PROCTER LLP